10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Balanced Fund

Security

Coventry Health Care

Advisor

EIMCO

Transaction

 Date

1/24/2005

Cost

$50,000

Offering Purchase
-----------------
0.020%
Broker
------
Lehman Brothers Inc.
Underwriting
------------
Syndicate
---------
Members
-------